Issuer Free Writing Prospectus, dated December 3, 2013

(Relating to Preliminary Prospectus Filed December 2, 2013)

Filed Pursuant to Rule 433

Registration Statement No. 333-190904

To our AMC Stubs members,

AMC Entertainment Holdings, Inc., the parent company for AMC Theatres, is going public. We are reserving a number of shares in our initial public stock offering (IPO) for you, our most loyal customers, to reserve on a first-come, first-serve basis. The price per share will be determined by negotiations between us and the underwriters of the IPO, but it will be the same price per share as offered to Wall Street investors.

We will also give you the same 24-hour head start our employees will receive, in order to ensure you have the earliest opportunity to reserve shares at the offering price. While many companies depend on their customers’ support every day, those customers don’t always get the chance to own a piece of the action at the same price as Wall Street investors. We’re offering this exclusive employee benefit to our AMC Stubs members to express our sincere gratitude for your loyalty.

If this interests you, please click here to learn more.

Please note that to execute this idea, we have opted to use the LOYAL3 Social IPO platform, an innovative new way to bring IPOs to market, where you can buy from $100 to $2,500 of our stock, and sell stock, with no fees.

AMC has always been at the forefront of innovation in our industry. We pioneered many important movie-going experiences, like the multiplex theatre format and stadium seating. More recently, we have introduced Dine-In Theatres, recliner renovations, The Marketplace concession stands and MacGuffins bars, not to mention IMAX®, ETX and 3D-capable digital projection. We will continue to innovate in the future, and offering our IPO in this manner, through this platform, is but one of the many ways we nurture that innovative spirit.

Thank you again for your patronage and see you at the movies,

Gerry Lopez
President & Chief Executive Officer, AMC Theatres